Exhibit 99.1

                             Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400

                                  PRESS RELEASE

              Shore Bancshares Reports Second Quarter EPS of $0.47
              ----------------------------------------------------

August 6, 2004

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reported second quarter earnings of $2,600,000 or $0.47 per diluted share, compared to $2,456,000 or $0.45 per diluted share for the second quarter of 2003. Net income for the six-month period ended June 30, 2004 was $5,116,000 or $0.93 per diluted share, representing a 2.8% increase over June 30, 2003 earnings of $4,977,000 or $0.91 per diluted share.

Return on average assets and stockholders' equity were 1.34% and 11.29%, respectively, for the six-months ended June 30, 2004. Total assets were $780 million, total deposits were $653 million and total stockholders' equity was $89 million. The Company completed its acquisition of The Felton Bank on April 1, 2004, which contributed to the overall growth and increased earnings for the second quarter.

Net Interest Income
Net interest income for the quarter ended June 30, 2004 increased 15.9% totaling $7,087,000 compared to $6,114,000 for the same period last year. Net interest income for the six months ended June 30, 2004 increased 11.8% totaling $13,509,000, a $1,424,000 increase over the same period last year. The increase in net interest income is the result of net interest income of The Felton Bank of $609,000 during the second quarter, as well as a decline in interest expense of $270,000 and $798,000 for the three and six-month periods ended June 30, 2004, respectively.

The Company's net interest margin was 3.83% for the six months ended June 30, 2004, which is 16 basis points lower than one year ago. The Company continued to increase its volume of earning assets, which totaled $715,285,000 for the six months ended June 30, 2004, as compared to $615,425,000 for the six months ended June 30, 2003. The average yield on earning assets declined to 5.05% for the six months ended June 30, 2004, compared to 5.68% for the same period last year. The average rate paid for interest-bearing liabilities for the first six months of 2004 declined to 1.51% from 1.88% for the year ended December 31, 2003, while the average rate paid for interest-bearing liabilities was 2.06% for the six months ended June 30, 2003.

Loans and Deposits
Loans, net of unearned income, totaled $551,496,000 at June 30, 2004, an increase of $76,541,000 or 16.1% since December 31, 2003. Approximately $42,516,000 of the loan growth is attributable to the acquisition of The Felton Bank. Average loans, net of unearned income, increased $82,467,000 or 18.3% for the six months ended June 30, 2004 totaling $533,997,000 when compared to same period last year.
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Total deposits at June 30, 2004 were  $653,294,000,  compared to $592,409,000 at
December 31, 2003. Certificates of deposit of $100,000 or more increased $18,910,000 and other certificates of deposit increased $13,587,000 since December 31, 2003, with $5,137,000 and $18,672,000 of those respective increases being attributable to the acquisition of The Felton Bank.

The provision for credit losses for the three- and six-month periods ended June 30, 2004 was $100,000 and $205,000, respectively, compared to $70,000 and
$160,000 for the same periods in 2003. Net charge-offs were $360,000 for the six-month period ended June 30, 2004, compared to $98,000 for the same period last year. The increased charge-offs related to nonaccrual loans with losses that had been previously identified by management. Management believes that the provision for credit losses and the resulting allowance are adequate at June 30, 2004.

Noninterest Income
Excluding gains and losses on sales of securities for the three- and six-month periods ended June 30, 2004, noninterest income increased $251,000 and $451,000, respectively, when compared to the same periods last year. Approximately $71,000 of the increase is attributable to the acquisition of The Felton Bank, while service charges on deposit accounts and certain fee increases implemented during the first quarter of 2004 added another $116,000 and $151,000 for the respective periods. Other fees and services offered by the Company increased $109,000 and $174,000 for the three and six month periods, respectively, when compared to the same periods in 2003.

Noninterest Expenses
Total noninterest expense increased $852,000 and $1,244,000 for the three- and six-month periods ended June 30, 2004, respectively, from the comparable periods in 2003. Operation of The Felton Bank represented $462,000 of this increase. For the quarter ended June 30, 2004 an additional $256,000 in salaries and benefits expense, $36,000 in occupancy expense related to certain new facilities owned by the Company, and $98,000 in other noninterest expense were recognized over the amounts for the same period in 2003. For the six months ended June 30, 2004, salaries and benefits expense increased $325,000, occupancy expense increased $132,000 and other noninterest expense increased $325,000, when compared to the same period in 2003. These increases are due to overall growth of the Company.

Shore Bancshares Information
Shore Bancshares, Inc., headquartered in Easton, Maryland, is the largest independent financial holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC, and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in
Part I,

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Item 1 of the Annual Report of Shore Bancshares,  Inc. on Form 10-K for the year ended December 31, 2003, under the heading "Risk Factors."

For further information contact: W. Moorhead Vermilye, President and CEO